EXHIBIT 99.1

Sun American Bancorp Reports 2007 Third Quarter Results

BOCA RATON, Fla., Oct. 25, 2007 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported a net loss of $265,000 or $0.02 per share for the third quarter ended September 30, 2007, compared to net income of $491,000 or $0.05 per diluted share for the third quarter of 2006. Third quarter ended September 30, 2007 results included the recognition of stock-based compensation expense of approximately $254,000, and non-recurring restructuring charges of $50,000.

For the first nine months of 2007, the net loss was $50,000, or $0.00 per diluted share, compared to net income of $1.3 million, or $0.15 per diluted share, in the comparable nine month period a year ago. Results for the nine months ended September 30, 2007 included the following items totaling $1.1 million that were not required in the nine months ended September 30, 2006:

 -- Fixed asset write-off of the razing of an older branch for
    $292,000;
 -- Conversion costs related to two bank acquisitions of $199,000;
 -- Restructuring charges in connection with staff reductions of
    $50,000;
 -- Additional stock compensation expense of $342,000;
 -- Additional income tax expense of $200,000.

In addition, the reported diluted earnings per share in 2007 reflect 3.2 million shares issued since September 2006 to partially finance activities in the acquisition of Independent Community Bank and Beach Bank.

Third Quarter 2007 Highlights (compared to third quarter 2006) included:

 * Revenues advanced 25% to $5.4 million.

 * Net interest income before provision for loan losses grew 19%
   to $4.9 million.

 * Nonperforming assets represented 1.61% of total assets.

 * Net interest margin for the nine months ended September 30, 2007 was 4.19%.

 * Loans increased 60% to $435 million.

 * Deposits increased 87% to $442 million.

 * Assets increased 78% to $589 million.

 * Book value per share increased to $9.76 from $8.26.

Sun American President and Chief Executive Officer Michael Golden said, "Our core financial outlook remains healthy, particularly our strong capital position. In light of the economic and competitive pressures affecting our market place today, which are far from over, I still feel very confident that when the cycle turns up that we will be well positioned to take advantage of it financially.

The lower results for the third quarter as in past quarters of 2007 continue to be attributable to a few different factors.

First, the increased investment in our infrastructure such as the implementation of our new operations center, five new branches and related branch employees to support a larger business which we believe is attainable in the coming few years, has obviously added to our overhead costs. Without this added infrastructure we could not grow our bank in a safe and sound manner to a billion dollar bank.

Second, the unprecedented winding down of new construction development in South Florida resulted in a considerable reduction in the amount of new construction loans booked, which had been a large part of our loan growth in recent years. The run off of construction loans is not necessarily a bad thing, except when they can not be replaced with new loans. In our case, this run off, combined with loan pay offs and amortizations, has resulted in a net loss of loans to our portfolio of over $19 million in 2007 (excluding the impact of loans acquired).

Lastly, the inverted yield curve that we have experienced during the majority of 2007 resulted in a narrowing of our net interest margin which obviously reduced our net income.

Keeping these issues in mind, we have taken the following steps to offset these challenges and restore our business to expected levels of profitability.

We do not plan to add to our branch total as we now have enough brick and mortar to support the necessary deposit growth for the billion dollar bank we hope to become. We have restructured the supervision of our branches and we believe this will result in better accountability and hence more new accounts being opened with lower costs of funds. Our emphasis continues to be on low cost funds, as we train our branch personnel to open new demand deposit type accounts. This step ultimately will help our net interest margin.

We have also taken steps to reduce non essential staff in the last quarter resulting in a reduction of 10% of our staff. We have also reviewed operating expenses to reduce unnecessary operational costs. The message to our employees is to proactively focus on reduced operating expenses.

Since the beginning of the year we have added five senior loan officers to our staff, bringing us to a total of ten as of this date. Our pipe line of new loans has started to build significantly due to the increase of loan officers and I believe this will continue to build and give us better financial results in the near future."

Mr. Golden further reported that, "We have undertaken a number of initiatives to improve the performance of our share price during 2007. We have moved our stock trading to the NASDAQ Global Market and have undertaken a reverse stock split to improve the attractiveness of our stock.

We instituted a stock buy back program and have purchased over 72,000 shares in the open market under this program. Finally, we have initiated a tender offer to purchase a number of series of our warrants in order to reduce the dilutive effect of these securities on our operating results.

We will continue to seek innovative ways to manage our business to improve our shareholder returns.

I believe the steps we have taken will result in a meaningful improvement of our financial results for our franchise in 2008 and beyond. Eventually the real estate economy in Florida along with the rest of the country will return to normal and we will be in a position to take advantage of it."

Operating Results

Sun American's quarterly net interest income increased to $4.9 million compared to $4.1 million in the third quarter a year ago. Year-to-date, net interest income increased 32% to $15.2 million compared to $11.5 million in the same period in 2006. Increases resulted from the increase in the loan portfolio balances. Interest and fees on loans increased 41% to $8.7 million in the third quarter of 2007, and increased 53% to $25.5 million year-to-date, compared to their respective periods a year ago. Non-interest income was $485,000 in the third quarter of 2007 compared to $201,000 in the third quarter a year ago, and year-to-date, non-interest income was $1.5 million, compared to $621,000 in the first nine months a year ago. The fee revenue increase primarily resulted from an increase in service charges on deposit accounts, an increase in the number of accounts as a result of the two acquisitions.

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, grew 25% to $5.4 million in the third quarter, compared to $4.3 million in the third quarter of 2006. Revenues increased 37% to $16.7 million in the first nine months of 2007, compared to $12.1 million in the same period a year ago.

The net interest margin through the nine months of 2007 was 4.19%, compared to 5.39% for the same period in 2006.

Non-interest expenses were $5.7 million in the third quarter of 2007, an increase from $3.6 million in the third quarter a year ago. For the first nine months of 2007, non-interest expenses were $16.7 million compared to $10.0 million in the first nine months of 2006. Salaries and employee benefits and occupancy costs associated with the expansion of our branch network constituted the majority of the increase in expenses. Also included in 2007 are non-recurring operational conversion costs of approximately $199,000 associated with the Beach Bank asset acquisition and Independent Community Bank merger, $50,000 of restructuring charges, fixed asset write downs of $292,000, and $77,000 of litigation settlement costs.

Sun American incurred stock-based compensation expense of $766,000 for the first nine months of 2007, compared to $424,000 for the first nine months of 2006.

Results for the nine month period ended September 30, 2007 reflected a reduction of loan loss provision in the amount of $167,000. The comparative provision for loan loss for the nine months ended September 30, 2006 was $795,000. The 2007 negative provision was derived despite the increased loan values that were realized through two acquisition transactions and was representative of a number of factors that included:

 -- The allowance for loan losses due to the increase in portfolio values associated with the two bank acquisition transactions were booked directly to our allowance for loan losses and to goodwill as purchase price adjustments related to the transactions and did therefore not impact the current year loan loss provision at
    Acquisition.

 -- Apart from the growth in loan balances related to the two acquisitions, our loan portfolio has actually decreased by approximately $19 million which reflected loan amortizations, pay downs, payoffs and loan sales in excess of new loan origination.

 -- The portion of our loan loss provision that is determined by historic loss performance has improved under our loan methodology resulting in a smaller provision requirement. This was offset to some extent by assigning higher provisions in other areas to reflect current market exposures.

The provision for income taxes was $200,000 for the first nine months of 2007, compared to nil for the first nine months of 2006 as no income tax provision was recorded in 2006 due to the utilization of benefits of past loss carry forwards.

Balance Sheet Activity

Net loans increased 60%, to $435 million at September 30, 2007, compared to $272 million a year earlier.

Assets increased 78% to $589 million at September 30, 2007, compared to $331 million a year earlier.

Total deposits grew 87% to $442 million at September 30, 2007, compared to $237 million at September 30, 2006.

Stockholders' equity increased 67% to $106 million compared to $63 million at the end of the third quarter a year ago. Equity growth was due to the issuance of common shares associated with two acquisition transactions. Book value per share improved to $9.76 at September 30, 2007, compared to $8.26 a year earlier.

Credit Quality

At September 30, 2007, nonperforming assets totaled $9.5 million, representing 1.61% of total assets. This compares to $7.9 million at the end of the second quarter. Of the $9.5 million, other real estate owned was $124,000, a decrease from $985,000 in the second quarter. The allowance for loan losses at September 30, 2007 was $3.8 million and represented 0.87% of total loans. In the third quarter, recoveries of $42,000, exceeded charge-offs of $4,000.

Mr. Golden noted that, "We have experienced an increase in nonperforming assets during 2007. We did manage to reduce certain NPA'S in the third quarter from the second quarter but unfortunately found it necessary to add a couple others. We are working aggressively to resolve issues related to clients who are, or who may in future, experience loan performance issues. Initiatives include work outs, loan sales and, when required, foreclosures. Our policy is to monitor borrower activity closely and to identify potential issues before they amplify. We want to work with our borrowers to provide solutions that work in the best interests of both the borrower and the Bank. However we recognize that during this period of real estate challenges these types of problems do not go away over night and we very well may have to continue to deal with them into the next quarter or two."

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2006, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

                         SUN AMERICAN BANCORP
                     CONSOLIDATED BALANCE SHEETS
               September 30, 2007 and December 31, 2006

                                          September 30,   December 31,
                                              2007            2006
                                          ------------    ------------
                                          (Unaudited)
 ASSETS
 Cash and due from financial
  institutions                            $  8,660,240    $  7,878,379
 Federal funds sold                          2,361,000      48,537,000
                                          ------------    ------------
   Total cash and cash equivalents          11,021,240      56,415,379
 Securities available for sale              11,096,602       5,173,796
 Securities held to maturity (fair
  value 2007 - $58,297,982,
  2006 - $ 51,980,571)                      58,257,730      52,244,379
 Loans, net (of allowance for loan
  losses of $3,821,876 and $3,052,638)     435,335,915     350,742,657
 Federal Reserve Bank stock                  3,075,850       1,749,300
 Federal Home Loan Bank stock                2,588,500       1,289,600
 Accrued interest receivable                 2,898,028       2,409,283
 Premises and equipment, net                11,371,816       9,880,563
 Goodwill                                   45,631,369      17,440,156
 Intangibles                                 2,958,559       1,758,082
 Other assets                                4,543,574       4,780,002
                                          ------------    ------------
                                          $588,779,183    $503,883,197
                                          ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
     Non interest bearing                 $ 58,585,308    $ 53,334,086
     Interest bearing                      383,812,353     349,644,106
                                          ------------    ------------
       Total deposits                      442,397,661     402,978,192
 Repurchase agreements                       3,879,636       1,547,273
 Federal Home Loan Bank advances            32,000,000      11,000,000
 Accrued expenses and other liabilities      4,420,707       3,816,044
                                          ------------    ------------
       Total liabilities                   482,698,004     419,341,507
 Minority interest                              28,076          27,753
 Shareholders' equity
   Common stock, $.025 par value;
    20,000,000 shares authorized;
    2007 - 10,862,374 shares
    outstanding, 2006 - 9,270,657
    shares outstanding                         273,374         231,766
     Capital surplus                       109,640,338      87,407,548
     Accumulated deficit                    (2,965,087)     (2,915,439)
     Treasury stock, at cost; 72,570
      shares                                  (631,575)             --
     Accumulated other comprehensive loss     (263,947)       (209,938)
                                          ------------    ------------
     Total shareholders' equity            106,053,103      84,513,937
                                          ------------    ------------

                                          $588,779,183    $503,883,197
                                          ============    ============

                         SUN AMERICAN BANCORP
                  CONSOLIDATED STATEMENTS OF INCOME
            Nine months ended September 30, 2007 and 2006

                                          September 30,   September 30,
                                              2007            2006
                                          ------------    ------------
                                          (Unaudited)     (Unaudited)

 Interest and dividend income:
   Loans, including fees                  $ 25,498,880      16,657,407
   Securities                                2,642,216         954,969
   Federal funds sold and other                711,630         383,216
                                          ------------    ------------
                                            28,852,726      17,995,592
 Interest expense:
   Deposits                                 12,647,249       5,959,505
   Other                                       973,075         515,949
                                          ------------    ------------
                                            13,620,324       6,475,454
                                          ------------    ------------

 Net interest income before provision
  for loan losses                           15,232,402      11,520,138
 Provision for loan losses                    (167,306)        795,304
                                          ------------    ------------

 Net interest income after provision
  for loan losses                           15,399,708      10,724,834

 Non-interest income:
   Service charges on deposit accounts       1,229,347         621,060
   Fees for other services to customers        239,768              --
   Net losses on sales of securities           (11,540)             --
                                          ------------    ------------
                                             1,457,575         621,060

 Non-interest expenses:
   Salaries and employee benefits            7,840,514       5,228,888
   Occupancy and equipment                   4,300,746       2,083,655
   Data and item processing                    919,278         511,671
   Professional fees                           870,329         507,380
   Insurance                                   426,654         182,764
   Amortization of intangible assets           564,591         112,232
   Other                                     1,768,967       1,373,825
                                          ------------    ------------
                                            16,691,079      10,000,415
                                          ------------    ------------

 Income before income taxes and
  minority interest                            166,204       1,345,479

 Minority interest in net income of
  subsidiary                                   (16,028)           (713)
                                          ------------    ------------
 Income before provision for income taxes      150,176       1,344,766
                                          ------------    ------------
 Income tax expense                            199,824              --
                                          ------------    ------------
 Net (loss) income                        $    (49,648)      1,344,766
                                          ============    ============

 Basic earnings per share                 $       0.00            0.18
                                          ============    ============
 Diluted earnings per share               $       0.00            0.15
                                          ============    ============
 Weighted average number of common
  shares, basic                             10,754,472       7,540,168
                                          ============    ============
 Weighted average number of common
  shares, diluted                           10,754,472       8,946,766
                                          ============    ============

                         SUN AMERICAN BANCORP
                   CONSOLIDATED STATEMENTS OF INCOME
            Three months ended September 30, 2007 and 2006

                                          September 30,   September 30,
                                              2007            2006
                                          ------------    ------------
                                          (Unaudited)     (Unaudited)

 Interest and dividend income:
   Loans, including fees                  $  8,697,131       6,171,473
   Securities                                  935,507         350,017
   Federal funds sold and other                242,668          34,502
                                          ------------    ------------
                                             9,875,306       6,555,992
 Interest expense:
   Deposits                                  4,755,384       2,238,723
   Other                                       241,433         211,497
                                          ------------    ------------
                                             4,996,817       2,450,220
                                          ------------    ------------

 Net interest income before provision
  for loan losses                            4,878,489       4,105,772
 Provision for loan losses                      30,694         225,853
                                          ------------    ------------

 Net interest income after provision
  for loan losses                            4,847,795       3,879,919

 Non-interest income:
   Service charges on deposit accounts         419,341         201,362
   Fees for other services to customers         76,026              --
   Net losses on sales of securities           (10,603)             --
                                          ------------    ------------
                                               484,764         201,362

 Non-interest expenses:
   Salaries and employee benefits            2,701,654       1,875,317
   Occupancy and equipment                   1,453,027         785,318
   Data and item processing                    271,373         188,788
   Professional fees                           272,961         161,856
   Insurance                                   161,572          83,195
   Amortization of intangible assets           229,855          36,388
   Other                                       590,596         459,621
                                          ------------    ------------
                                             5,681,038       3,590,483
                                          ------------    ------------

 Income (loss) before minority interest       (348,479)        490,798

 Minority interest in net income of
  subsidiary                                    (2,493)            (47)
                                          ------------    ------------
 Income (loss) before provision for taxes     (350,972)        490,751
                                          ------------    ------------
 Income tax expense                            (85,555)             --
                                          ------------    ------------
 Net income (loss)                        $   (265,417)        490,751
                                          ============    ============

 Basic earnings per share                 $      (0.02)           0.06
                                          ============    ============
 Diluted earnings per share               $      (0.02)           0.05
                                          ============    ============
 Weighted average number of common
  shares, basic                             10,855,621       7,656,141
                                          ============    ============
 Weighted average number of common
  shares, diluted                           10,855,621       9,109,974
                                          ============    ============

CONTACT:  Sun American Bancorp
          Michael Golden, President and CEO
          Robert Nichols, Chief Financial Officer
          (561) 544-1908